Exhibit 4.22

Shanghai Taomee Network Technology Co., Ltd.

Sales Cooperation Agreement for Taomee Internet Virtual Cards

Chapter 1  Parties of this Agreement

THIS SALES COOPERATION AGREEMENT FOR TAOMEE INTERNET VIRTUAL CARDS (this “Agreement”) is entered into in Shanghai on January 1, 2013 by and between:

Party A: Shanghai Taomee Network Technology Co., Ltd.

Address: 13-16/F, Building No. A-2, No. 1528 Gumei Road, Modern Service Industry Park, Xuhui District, Shanghai

Zip code: 200233

Tel.: 021-61280056

Fax: 021-33674310

Bank A/C No.: 3100 1613 4020 5000 7213

Opening bank: China Construction Bank Shanghai Caohejing Sub-branch

Account name: Shanghai Taomee Network Technology Co., Ltd.

Alipay account: zhifubao@taomee.com

Party B:

Address:

Zip code:

Tel.:

Fax:

Bank A/C No.:

Account name:

Opening bank:

WHEREAS:

The on-line game products operated by Party A in China use Mimi cards charging as the means for payments.

Party B is a software sale and service enterprise with rich experiences in the sale of software and network products as well as good local channel coverage and marketing capabilities.

Party A and Party B, based on their respective strengths, are willing to cooperate with each other by authorizing Party B to provide Taomee Mibi selling services in the regions designated herein.

Chapter 2  Definitions

Unless otherwise agreed herein, the following terms shall have the following meanings:

1 Taomee Mibi

Taomee Mibi are virtual currencies issued by Party A and purchased and used by users as the payment vouchers for ordering or selecting related value-added services from Party A’s website. Each Taomee Mibi is worth RMB1 (subject to the announcements made by Party A).

2 Taomee Mibi Virtual Cards

Taomee Mibi Virtual Cards are digital products representing the Taomee Mibi issued by Party A. Such cards (“Virtual Cards”) do not have any physical carriers but are made up of two character strings, which are card numbers and card passwords. They include but are not limited to two kinds, one with the face value of RMB30.00 and the other RMB10.00.

Virtual cards apply to all the products under the Taomee network platform, including but not limited to Mole’s World, Seer, Flower Fairy, Gong Fu Pai and other forthcoming products.

3 Month

When the word “month” used in different places herein means a unit of time, it refers to the period of time from the first day to the last day of a month, except the month in which this Agreement is signed.

4 Core agents

Core agents are non-exclusive agents authorized by Party A for Taomee Mibi Virtual Cards, and they assume sales task and Party A deliver Taomee Mibi Virtual Cards to them directly.

5 Authorization

Party A hereby authorize Party B act as the nation-wide core agent for Taomee Mibi Virtual Cards.

Chapter 3  Representations and Warranties

1              It is hereby warranted by both Party A and Party B that they are qualified for engaging in the transactions hereunder and that such transactions fall within their respective scope of business.

2              It is hereby warranted by both Party A and Party B that they are fully qualified for concluding this Agreement and performing their respective obligations hereunder.

3              Each party warrants that its authorized representative has the full authority to execute this Agreement on its behalf.

Chapter 4  Supply, Pricing and Settlement

1              The supply price offered by Party A to Party B will be calculated at a certain discount rate. For the specific supply prices, please see Attachment 1 (“Commercial Terms and Conditions”) hereto.

2              When Party B buys Taomee Mibi products from Party A during the term of this Agreement, it shall appropriately give Party A a notice 5 working days in advance about the types and quantities of products which it wants to buy. Party A shall deliver the ordered products to Party B immediately after receiving the payment from Party B.

3              For details about the principles for buying and receiving goods, please see Attachment 1 (Commercial Terms and Conditions) hereto.

Chapter 5  Marketing and Technical Support

1              Party A has the obligation to provide Party B with timely technical support, information and materials relating to product sales so that Party B may carry out sales and promotional work.

2              Party A shall fully and accurately provide the marketing strategy and promotional plan for its products. When carrying out promotional activities, Party A shall notify Party B in advance so that Party B may cooperate with Party A in sales; Party A shall use effective channels e.g. Party A’s website, Taomee login interface, etc. to let users know the promotional activities of Taomee Mibi.

3              It is determined by Party A and Party B through negotiation that Party A shall actively support Party B in marketing and advertising; Party A’s market promotional activities shall mainly be sponsored or assisted by Party B.

4              It is determined by Party A and Party B through negotiation that, during the sales process, Party B may cooperate with Party A in promoting and publicizing products through distributing promotional materials, hosting exhibitions, organizing topic-specific promotions, etc. for paying or free. Details shall be separately agreed by both parties. Party B shall actively publicize the Party A’s products and duly carry out its sales work in its sales region.

5              Common Advertisement Support - Party A and Party B shall closely collaborate in promoting and publicizing the Taomee Mibi Virtual Cards.

Chapter 6  After-sale Services

1              Party A shall provide users with good after-sale services and Party B may assist Party A in doing so.

2              Party A shall notify Party B of the way and approach by which users may have access to services for the above-mentioned products to ensure that users have access to corresponding training, maintenance, upgrade and other services. If the way and approach to service is changed, Party A shall promptly notify Party B of such change.

3              When any of Party A’s product is upgraded, Party A shall notify Party B of such update in writing beforehand, detailing the way for upgrading the product, settlement means, etc. and Party A shall ensure the user can smoothly performing upgrading work.

4              Party B shall promptly feed-back sales of products, users’ records, problems of products quality, users’ opinions to Party A pursuant to Party A’s requirements.

Chapter 7  Confidentiality

1                                         Party A shall strictly keep confidential and not disclose to any third party any and all the sales, market, inventory information, etc. provided by Party B.

2                                         Party B shall strictly keep confidential and not disclose to any third party any and all the market, price, agency stipulations information provided by Party A in connection with the products.

3                                         Each party shall also keep confidential the other party’s operational secrets and technical secrets, regardless if such secrets were obtained at the time of signing, during performance or after termination hereof. The obligation for confidentiality will not be terminated when this Agreement terminates.

4                                         Unless required by any lawsuit, arbitration regarding this Agreement, one party shall not disclose any content hereof to any third party without consent from the other party.

Chapter 8  Party A’s Warranties for Products and Services

1                                         Party A is responsible for maintenance of the service websites and customer client programs for Taomee Mibi to ensure that users enjoy the services promised by Party A.

2              Party A warrants that all the Taomee Mibi sold by Party B are safe and valid and can be effectively registered within the term of this Agreement or within six months after this Agreement terminates. If the registration period implemented by Party A is longer, the longer shall be adopted.

3              Party A is responsible for setting the service contents of Taomee Mibi cards. Party A shall promptly report to Party B the introductions of newly added services and improvements on existing services, respect and listen to the opinions and suggestions offered by Party B and promptly gives feedback.

4              Party A is responsible for providing Taomee Mibi users with services, including answering user questions, handling user complaints and feedback, etc.

Chapter  9  Term, Effectiveness and Renewal of Agreement

1              This agreement consists of the main agreement, Attachment 1 (Commercial Terms and Conditions) and Attachment 2 (Rebate Calculation Method). Such attachments have the same legal force as the main Agreement and will be officially implemented on and from the date of effectiveness hereof. Party A reserves the rights of making rectifications, additional and explanations to this Agreement. This Agreement will take effect when signed by and affixed with the company seals of both parties. The term of this Agreement will last until June 30, 2013.

2  When the term of this Agreement ends, both parties may sign a written agreement to extend the term.

3  The attachments have the same legal force as this Agreement.

Chapter 10           Liabilities for Breach of Contract

Where either party violates regulations of this agreement, it shall bear all the losses caused hereof.

Chapter 11           Settlement of Disputes

Any dispute arising out of performing this Agreement shall be solved by both parties through friendly negotiation. In case negotiation fails to solve the dispute, either party shall submit it to the people’s court at Party A’s address that has jurisdiction over this Agreement for judgment.

Chapter 12           Miscellaneous

For any matter not covered herein, both parties may sign a supplementary agreement which shall have the same legal force as this Agreement.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

Party A

[seal:                         ]

Representative:

Date:

Party B

[seal:                          ]

Representative:

Date:

Attachment 1 Commercial Terms and Conditions

I.             Ordering and delivery

1. Party B submits order requirements to Party A’s channel manager. After Party A’s channel manager confirms that the inventory is sufficient, Party B fills out, signs and affixes its company seal to the Internet virtual card order form, and makes payment through Alipay or bank remittance. At the same time, Party B shall fill out the order application form in the card system.

2. If Party B uses any personal bank account or any other bank account of any non-contractual company to make payment, a collection and payment agreement shall be signed beforehand.

3. Party B shall fill out the order application form in the card system by 15:30 every working day and fax the order form and remittance slip to Party A’s Sales Support at 021-33674310.

4. An order entered into the system by Party B and faxed after 15:30 will be regarded as an order for the next day; for an order whose payment is received by 16:00 of a working day, Party A will arrange to make delivery within 2 working days.

5. Instructions for ordering: the order quantity of cards must be multiples of 100.

6. Party A only accept the order of party B On Wednesdays, it shall be subjected to Party A’ notification in case of public holidays or special situations.

7. Party B undertakes to make the First Payment within one week after conclusion hereof for purchasing the Internet virtual cards. Party A will deliver the goods after receipt of the payment. If Party B fails to make the first payment within the specified time, Party A shall have the right to unilaterally rescind this Agreement.

8. Unless otherwise agreed by both parties, Party A shall deliver internet virtual cards to the following e-mail box designated by Party B:                                     .

9. Party B shall bear the risk in relation to the internet virtual cards immediately when the internet virtual cards delivered to the e-mail box designated by Party B.

II. Prices

1.             Party A shall deliver cards to Party B at 88% of the face values, that is to say, Party A offers Party B a price discount of 12%. In addition, the prices at which Party B sells Virtual Cards to subagents and end users shall not be higher than the face values.

2. Internet virtual cards can be used nationwide and are not subject to regional settings or divided by region.

3. The valid period of any internet virtual card is no longer than two years.

Remarks: After signature of this attachment, provided that the new products released, Party A will announce the sales policies of new products, and Party A has the right to decide whether the sales policy in the attachment hereunder is applicable to new products.

III. Rebates

1. Taomee Network will offer the distributor with a rebate of a certain numerical value as reward on the basis of the distributor’s sales amount for the previous rebate calculating period and the consumption of cards charged in its region.

2. The maximum rebate is 1%.

3. The rebate will be calculated on a quarterly basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

4. All rebates shall be preconditioned on the channel policy of Taomee Network.

5. For the method for calculating rebate percentage, please see Attachment 2.

Attachment 2 Rebate Calculation Method

1  Scores for the completion of sales task (the weight is 30%)

The completion rate of sales task is the quotient dividing Actual Quantity of internet virtual cards shipped for current quarter within the local region by the Scheduled Sales of Mimi cards for current quarter within the same region.

Each quarter, Party A shall make a sales schedule for Party B, namely, the Scheduled Sales of internet virtual cards for current quarter within the region.

Actual Quantity of current quarter within the local region: Party B’s purchase quantity of Mibi cards for current quarter within the local region, unit: Mibi

If Party B’s completion rate of sales task>100%, the score is 30 (30 in total);

If Party B’s completion rate of sales task <100%, the score is Party B’s completion rate of sales task×30.

2 Scores for the completion of promotion task(the weight is 70%)

Party A shall score on the basis of all the promotion activities of Party B; for specific evaluation criteria, it shall be subjected to Party A’s notification.

The term of this Attachment shall be the same as that of the Main Agreement.

This Attachment will take effect on and from the day it is signed by and affixed with the company seals of both parties.

Party A

[seal:                    ]

Representative:

Date:

Party B

[seal:                    ]

Representative:

Date: